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                                                                    EXHIBIT 10.9
                            REIMBURSEMENT AGREEMENT

     This Agreement is made this April __, 1997, by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the "Corporation"), and ________________ ("Indemnitee").

     WHEREAS, the Company proposes to enter into an Underwriting Agreement with Morgan Keegan & Company, Inc., Raymond James & Associates, Inc. and Johnson Rice & Company L.L.C. (collectively, and as representative of the other underwriters identified in such agreement, the "Underwriters") pursuant to which the Corporation and the Underwriters would shares of common stock of the Corporation to the public (the "Underwriting Agreement");

     WHEREAS, the Underwriters require, as a condition to entering into the Underwriting Agreement, that Indemnitee agree in the Underwriting Agreement to indemnify the Underwriters against certain losses, claims, damages and liabilities; and

     WHEREAS, the Corporation will be benefited by the transactions contemplated by the Underwriting Agreement and desires that Indemnitee assist it in meeting the conditions required by the Underwriters;

     NOW, THEREFORE, IN CONSIDERATION OF the foregoing and the agreements set forth herein, the parties hereto agree as follows:

SECTION 1. Indemnification and Reimbursement by Corporation. The Corporation will indemnify and hold harmless the Indemnitee against any losses, claims, damages or liabilities to which Indemnitee may become subject as a result of his obligations under Section 6 of the Underwriting Agreement ("Section 6"). The Corporation shall reimburse Indemnitee for any and all amounts paid by Indemnitee to any of the Underwriters pursuant to Section 6 promptly upon receipt of notice from Indemnitee that Indemnitee has made any such payment. If the Corporation fails to reimburse Indemnitee in full within ten days of any such notice, the Corporation shall pay Indemnitee an amount equal to 10% of the unpaid portion of such reimbursement from the date of such notice until such reimbursement has been paid in full.

SECTION 2. Insurance. So long as Indemnitee may become subject to any possible losses, claims, damages or liabilities as a results of his obligations under
Section 6, the Corporation will purchase and maintain for the benefit of Indemnitee one or more valid and enforceable insurance policies providing coverage of Indemnitee against such losses, claims, damages or liabilities, which coverage shall have limits of no less than $10 million (including both primary and excess coverage).

SECTION 3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

SECTION 4. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.
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SECTION 5.  Successors and Assigns.  This Agreement shall be binding upon
Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee's heirs, personal representatives, and assigns and to the benefit of the Corporation, its successors and assigns.

SECTION 6. Amendment. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in writing signed by the Corporation and Indemnitee. Notwithstanding any amendment or modification to or termination or cancellation of this Agreement or any portion hereof, Indemnitee shall be entitled to indemnification in accordance with the provisions hereof with respect to any acts or omissions of Indemnitee which occur prior to such amendment, modification, termination or cancellation.

SECTION 7. Gender. All pronouns and variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender, singular or plural, as the identity of the person, persons, entity or entities refer to may require.

SECTION 8. Notices. Any notices, demands, consents, waivers, requests or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent by telecopy or by registered or certified mail, postage prepaid, and addressed to the parties at the following addresses or such other addresses as may be furnished by like notice:

          If to the Corporation:

          Gulf Island Fabrication, Inc.
          583 Thompson Road
          Houma, Louisiana 70363
          Attention: President

          If to Indemnitee:





     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the date and year first above written.

                              GULF ISLAND FABRICATION, INC.

                              By:
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                              Name:
                              Office:

                              INDEMNITEE


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                              Name: